Exhibit 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of this 11th day of August 2003, by and between CYPRESS BIOSCIENCE, INC., a Delaware corporation (the ‘Company”) and Jay D. Kranzler, M.D., Ph.D. (the “Employee”).

         WHEREAS,  the Company desires to employ the Employee in an executive capacity as Chief Executive Officer on the terms and conditions set forth herein and the Employee is willing to accept and undertake such employment.

AGREEMENT

         NOW THEREFORE,   in consideration of the premises and the mutual covenants herein set forth, the Company and the Employee agree as follows:

ARTICLE 1

EMPLOYMENT; TERM; DUTIES

         1.1      Employment.   Upon the terms and conditions hereinafter set forth, the Company hereby employs the Employee, and the Employee hereby accepts continued employment, as Chief Executive Officer (CEO) of the Company.

         1.2      Directorship; Chairman of the Board.  The Employee currently serves as a member of the Board of Directors and as Chairman of the Board of Directors of the Company (the “Board”). The Employee’s continued service (i) as a member of the Board is subject to re-election by the Company stockholders in accordance with the Company’s Certificate of Incorporation and Bylaws; and (ii) as Chairman of the Board is subject to the on-going approval of the Board. The Employee shall devote such additional time to the business of the Company as is necessary for the fulfillment of the Employee’s duties as Chairman of the Board.

         1.3      Term.   Unless sooner terminated as provided in Article 5 hereof, the Employee’s employment hereunder shall be for a term commencing on August 1, 2003 and ending on August 1, 2006, subject to automatic renewal for two one year periods following August 1, 2006, unless written notice has been provided by either party at least seventy-five (75) days prior to the date of such automatic renewal (a “Non-Renewal Notice”). Notwithstanding anything herein to the contrary, either party may terminate the Employee’s employment under this Agreement at any time, with or without Cause, subject to the terms and conditions of Article 5 herein. The actual term of employment hereunder, giving effect to any early termination of employment under Article 5 hereof, is referred to as the “Term.”

         1.4      Duties.   During the Term, the Employee shall perform such executive duties for the Company and for its subsidiaries, consistent with his position hereunder and as typically associated with the duties of a Chief Executive Officer of a publicly-held corporation and as reasonably may be assigned to him from time to time by the Board. Except as contemplated by Section 1.6, the Employee shall devote his entire business time, attention and energies to the performance of his duties hereunder.

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         1.5      Exclusive Agreement.   The Employee represents and warrants to the Company that he is not a party to any agreement or arrangement, whether written or oral, in effect which would prevent the Employee from rendering the services contemplated hereunder to the Company during the Term.

         1.6      Other Activity.   Notwithstanding the foregoing, subject to his fiduciary duties to the Company under applicable law, the Company acknowledges and understands that the Employee may serve as a director of other companies not in competition with the Company provided, however, that the performance of such services shall not restrict or limit in any manner the Employee’s ability to perform his duties hereunder.

         1.7      Insurance.  The Company shall obtain, and shall use its commercially reasonable best efforts to maintain during the Term, Director’s and Officer’s Insurance and Product Liability Insurance policies, with full defense coverage of at least $10,000,000 for each, respectively, with regard to all actions undertaken by the Employee in his capacity as an officer, director and employee of the Company.

ARTICLE 2

COMPENSATION

         2.1      Base Salary.   For all services rendered by the Employee hereunder and in consideration of all covenants and conditions undertaken by him pursuant to this Agreement, the Company shall pay the Employee an annual base salary (“Base Salary”) of $485,000.00 per year in equal semi-monthly installments. Each year during the Term, the Board shall review the Base Salary with a view to determining whether it would be appropriate to increase such Base Salary. The annual Base Salary payable to the Employee hereunder, as it may be so increased, thereafter shall constitute the Base Salary.

         If the first or last month of the Term is not a full calendar month, then any calculation of Base Salary for such period shall be prorated for the number of days in such months during which the Employee was employed.

         2.2      Bonuses.

                    (a)         In addition to the Base Salary, the Employee shall be eligible for a special cash bonus of $500,000, payable in a lump sum, upon the announcement of a strategic transaction for the development and commercialization of Milnacipran approved by the Board (“Special Bonus”). This Special Bonus shall be inclusive (and in lieu) of any and all annual bonuses to the employee for performance during the years 2001 through 2003.

                    (b)         In addition to the Base Salary, the Employee may be eligible at the end of fiscal year 2004 and each year thereafter for a cash bonus (the “Bonus Amount”) equal to an amount up to 66 2/3% of the Base Salary within ninety (90) days after the end of such fiscal year. The Bonus Amount, if any, shall be based on the performance of the Employee during a fiscal year, as evaluated by the Board in its sole discretion. It is acknowledged and agreed that the determination and the payment of the Bonus Amount to the Employee shall be at the sole discretion of the Board which may consider, among other matters, the financial condition of the

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Company at the time. In exercising its discretion pursuant to this subsection, the Board shall act in a manner at least as favorable to the Employee as governs the award of bonuses to other executive officers and key employees of the Company.

         2.3      Deductions.   The Company shall deduct from the compensation described in this Section 2 any Federal, state or city withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any federal, state or city laws, rules or regulations.

         2.4      Disability Adjustments.   Any compensation otherwise payable to the Employee pursuant to Section 2.1 in respect of any period during which the Employee is disabled (as contemplated in Section 5.1) shall be reduced by any amounts paid to the Employee for loss of earnings or the like under any disability insurance plan or policy, the premiums for which are paid for in their entirety by the Company.

ARTICLE 3

BENEFITS

         3.1      Benefits.    During the Term, the Employee shall be entitled to participate in such compensation and incentive plans and group life, health, accident, disability and hospitalization insurance plans, pension plans and retirements plans as the Company may make available to its other executive officers.

         3.2      Life Insurance.   The Company agrees that it will provide the Employee with $2 million of life insurance policy or policies (including any policies currently in place), subject to availability of such insurance at commercially reasonable costs and the mutual agreement of the Company and the Employee as to the type and nature of the policies.

         3.3      Disability Insurance.   During the Term, the Company shall procure and provide the Employee with a Company-paid long-term disability insurance policy providing for benefits of not less than 100% of his Base Salary so long as the Employee is insurable at a commercially reasonable cost.

         3.4      Expenses.    The Company agrees that the Employee is authorized to incur reasonable and customary expenses in the performance of his duties hereunder, including travel and entertainment costs, and upon presentation of appropriate documentation thereof, the Company promptly shall pay or reimburse the Employee for such reasonable expenses. In the event that any reimbursement by the Company of expenses of the Employee hereunder is deducted by the Company, and results in additional taxes due and payable by the Employee, the Company shall pay to the Employee an additional sum equal to the amount of such additional tax liability of the Employee.

         3.5      Vacations.   During each full year of the Term, the Employee shall be entitled to four (4) weeks of paid vacation, to be taken at times determined by the Employee which do not unreasonably interfere with the performance of his duties hereunder.

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       3.6        Legal Fees.     The Company will reimburse the Employee for legal fees incurred in connection with the preparation of this Agreement in an amount not to exceed $5,000.

      3.7        Family Estate Planning.     During the Term, the Company will reimburse the Employee for family estate planning or counseling fees in an amount not to exceed $5,000 per year.

ARTICLE 4

STOCK OPTIONS

       4.1         Stock Options.

                     (a)         Upon the date this Agreement is signed by both parties, and pursuant to the terms of the Company’s 2000 Equity Incentive Plan (the “Plan”), the Employee will be granted a stock option to purchase 500,000 shares of the Company’s common stock (the “New Option”). The New Option will be governed by and granted pursuant to a separate stock option agreement and the Plan. The exercise price per share of the New Option will be equal to the fair market value of the common stock of the Company on the date of grant, as required by, and consistent with the Plan. The New Option will be subject to vesting ratably and daily over four years so long as the Employee provides Continuous Service (as such term is defined in the Plan) to the Company; provided, however, that the vesting of 25% of any unvested shares under the New Option will be accelerated in the event that the Company in-licenses a compound in clinical development (or already commercialized) in a transaction approved by the Board (with the accelerated vesting to apply equally to 25% of each monthly vesting increment for the remainder of the New Option term). For purposes of this Agreement, the New Option and all other stock options or stock awards held by the Employee shall be referred to as the “Options”.

                    (b)         In the event of a termination (as described in Article 5), and except as otherwise provided in Section 4.1(c) and 4.1(d) hereof, all Options which have not vested as of the Termination Date shall cease vesting and shall be cancelled as of the Termination Date. All vested Options shall be cancelled ninety (90) days after the Termination Date.

                    (c)         Upon the Employee’s death or Disability (as defined in Section 5.1 below), all Options shall vest immediately and all rights under such Options shall transfer to the Employee’s designated beneficiary. All Options shall be cancelled ninety (90) days after the Employee is terminated due to Disability. In the event of the Employee’s death, the Employee’s legal representatives shall have one hundred eighty (180) days following the Termination Date to exercise the Options before they are cancelled.

                    (d)         Notwithstanding anything to the contrary in the foregoing, in the event of a termination of this Agreement in any of the cases identified in Section 5.2(b) or 5.4 hereof, all Options shall vest immediately upon such Termination Date. In addition, all Options shall vest immediately upon a Change-in-Control (as defined in paragraph 5.6 herein).

                    (e)         The Company may grant the Employee options to purchase the Company’s common stock in addition to the Options at such times and on such terms as may be decided from time to time by the Board, in its sole discretion.

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ARTICLE 5

DEATH, DISABILITY; TERMINATION

         5.1        Death; Disability.     The Employee’s employment hereunder shall terminate upon his death or, at the election of the Company, by written notice to the Employee if the Employee becomes Disabled (as such term is hereinafter defined). In the event of a termination of the Employee’s employment for death, the Company shall pay the Employee (or his legal representatives, as the case may be) an amount equal to the Employee’s Base Salary for one year, reduced (but not to a negative number) by any amounts paid or to be paid to the Employee (or his legal representatives, as the case may be) by insurance provided by the Company pursuant to Section 3.1 hereof.

         For the purposes of this Agreement, the Employee shall be deemed to be “Disabled” or have a “Disability” if as a result of the occurrence of mental or physical disability during the Term he has been unable to perform his duties hereunder for six (6) consecutive months or one hundred eighty (180) days in any twelve (12) consecutive month period, as determined in good faith by the Board; provided, however, that if the Employee develops a mental or physical disability during the Term, and it is determined, in the reasonable professional judgment of an independent, objective and qualified medical expert in the field of such disability, that the Employee will be unable to perform his duties hereunder and that such disability will continue for six (6) consecutive months or one hundred eighty (180) days in any twelve (12) consecutive month period, then the Company shall be permitted to terminate the Employee’s employment immediately, subject to payment by the Company of the Employee’s Base Salary until disability insurance payments commence, subject to a maximum payment by the Company in an amount equal to the Employee’s Base Salary for one year.

         In the event that the employment of the Employee hereunder is terminated by the Company upon the Employee’s death or Disability, the Employee’s family, for a period of two (2) years from the Termination Date, shall be entitled to maintain coverage under the Company’s health and hospitalization insurance plans on the same terms as existed prior to such Termination Date, subject to the payment of applicable costs therefore by the Employee’s representatives, and further subject to the policies and provisions of such insurance carriers and applicable law.

         The Employee acknowledges that the payments referred to in this Section 5.1 constitute the only payments to which the Employee (or his legal representatives, as the case may be) shall be entitled to receive from the Company under this Agreement in the event of a termination of his employment for death or Disability, and that except for such payments and subject to Section 4.1(c) hereof, the Company shall have no further liability or obligation to his (or his legal representatives, as the case may be) under this Agreement.

         The date of any termination of employment under this Section 5.1 or Sections 5.2, 5.3 or 5.4 is referred to herein as the “Termination Date.”

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         5.2        Termination of Employment by Employee.

                      (a)         Notwithstanding any provision to the contrary herein, unless otherwise provided herein or unless otherwise provided by law, the Employee at any time, upon thirty (30) days’ written notice to the Company, may terminate his employment by the Company hereunder. Except as otherwise provided in Section 5.2(b) below, the Company shall not be liable to the Employee for the payment of any amount on such termination.

                      (b)         In the event that the Employee terminates his employment as CEO following (i) an uncured material breach of this Agreement by the Company, (ii) the occurrence of a Change-In-Control (as defined in paragraph 5.6 herein), (iii) the relocation of the Company’s executive offices or principal business location to a point more than 30 miles from the San Diego, California area, (iv) any action by the Board or direction given by the Board to the Employee that in the reasonable and good faith belief of the Employee is contrary to applicable law or accounting standards or constitutes an unethical business practice, or (v) a demotion or, in the Employee’s reasonable and good faith belief, the occurrence of a material reduction in the Employee’s authority, functions or responsibilities as Chief Executive Officer without his consent, then such termination by the Employee shall be deemed for all purposes, including for purposes of severance payments and benefits provided under Section 5.4 hereof, to be a termination by the Company of the employment of the Employee hereunder without cause pursuant to Section 5.4. The Company shall have thirty (30) days following receipt of written notice by the Employee to the Company of the material breach described in items (i), (iv) and (v) above, setting forth in reasonable detail the matter constituting such breach, to cure such breach.

         5.3        Termination of Employment With Cause.      In addition to any other remedies available to it at law, in equity or as set forth in this Agreement, the Company shall have the right, upon written notice to the Employee, to immediately terminate his employment hereunder if the Employee (a) evidences a pattern of willful breach in any material respect of any material provision of this Agreement or a pattern of willful violation of any reasonable policies or orders of the Board and such pattern of willful breach or violation does not cease within thirty (30) days after the Employee’s receipt of written notice thereof from the Board setting forth in reasonable detail the matters constituting such pattern; or (b) has been convicted of a felony.

         5.4        Termination of Employment Without Cause or for Non-Renewal.

                     (a)         Notwithstanding any provision to the contrary herein and unless otherwise provided by law, the Company, at any time upon thirty (30) days’ written notice to the Employee, in its sole and absolute discretion and for any or no reason, may terminate the employment of the Employee as CEO hereunder without cause. In such event, if the Company issues the Employee a Non-renewal Notice, or if the Agreement expires and the Employee is not rehired, then upon the Employee furnishing the Company with a Release and Waiver of Claims in a form acceptable to the Company, the Company shall pay the Employee an amount equal to eighteen months of the Employee’s Base Salary, with 12 months of the Base Salary payable in a lump sum , within ten (10) days following the Termination Date, and the remaining six months of the Base Salary payable ratably over the six months following the Termination Date; provided, that, the Employee shall be entitled to payment of the entire eighteen months Base

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Salary in a lump sum payment within ten (10) days of the Termination Date if the termination occurs following a Change-In-Control.

                    (b)        In the event that the employment of the Employee hereunder is terminated by the Company without cause, all Options shall vest immediately upon the Termination Date as provided in Section 4.1(d) hereof.

                    (c)        In the event that the employment of the Employee hereunder is terminated by the Company without cause, the Company, at no cost to the Employee and for a period of two (2) years from the Termination Date, shall continue to provide the Employee with at least the same life, health, accident, disability and hospitalization insurance plans as were in effect with respect to the Employee on the date of such termination, including the coverage provided for in Sections 3.2 and 3.3 hereof, and shall continue to provide coverage for the Employee’s family on the same terms as existed prior to such Termination Date.

                    (d)        The Employee acknowledges that the payments referred to in Section 5.2 and this Section 5.4 constitute the only payments which the Employee shall be entitled to receive from the Company under this Agreement in the event of any termination pursuant to Section 5.2, 5.3 and this Section 5.4, and that except for such payments and such other obligations as are expressly provided herein the Company shall have no further liability or obligation to him under this Agreement.

                    (e)        The Employee shall have no duty to mitigate damages in order to receive any severance payments and benefits provided in this Section 5.4.

         5.5      Golden Parachute Tax.     In the event that the benefits provided for in this Agreement or otherwise payable to the Employee constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code, then the Company shall pay to the Employee an amount sufficient to pay such excise tax; provided that such payment by the Company to the Employee shall not exceed two hundred fifty thousand dollars ($250,000). Unless the Company and the Employee otherwise agree in writing, the determination of the Employee’s excise tax liability and the amount required to be paid under this Section 5.5 shall be made in writing by a nationally recognized accounting firm satisfactory to both parties (the “Accountants”). For purposes of making the calculations required by this Section 5.5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a “substantial authority” tax reporting position. The Company and the Employee shall furnish to the Accountants such information and documents the Accountants may reasonably request in order to make a determination under this Section 5.5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.5.

        5.6        Definition of Change-in-Control.     For purposes of this Agreement, Change in Control means: (i) a sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity and in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of

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the entity surviving such transaction or, where the surviving entity is a wholly-owned subsidiary of another entity, the surviving entity’s parent; (iii) a reverse merger in which the Company is the surviving entity but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities of the surviving entity’s parent, cash or otherwise, and in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the Company or, where the Company is a wholly-owned subsidiary of another entity, the Company’s parent; or (iv) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least seventy five percent (75%) of the combined voting power entitled to vote in the election of directors of the Company; provided, however, that nothing in this paragraph shall apply to a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

ARTICLE 6

REGISTRATION RIGHTS

         6.1        Piggyback Registration.

                     (a)        If the Company proposes to register shares of Common Stock or securities convertible into or exercisable for Common Stock under the Securities Act of 1933, as amended (the “Securities Act”) (other than pursuant to a registration statement on Form S-4 or S-8 or any successor form, or filed in connection with an exchange offer or an offering of securities solely to the existing shareholders or employees of the Company), solely where such sale will be both for the Company’s account and for the account of a selling shareholder, then the Company shall give written notice of such proposed filing to the Employee at least ten (10) days before the anticipated filing date, and such notice shall offer the Employee the opportunity to register such number of shares of Registrable Stock (as defined below) as the Employee may request. “Registrable Stock” shall mean any shares of the Company’s Common Stock acquired by the Employee prior to the date hereof or granted to the Employee in connection with the options (the “Registrable Stock”). The Employee shall notify the Company in writing specifying whether or not it elects to include any Registrable Stock in such registration statement within five (5) days after delivery of the Company’s notice of the Employee. The Company shall use commercially reasonable efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Employee to include such securities in such offering on the same terms and conditions as any similar securities of the Company included therein; provided, however, that if the managing underwriter or underwriters of such offering determines that the total amount or kind of securities which it or the Company, and any other persons or entities, intend to include in such offering is such as to materially and adversely affect the success of such offering, then the amount of Registrable Stock requested to be offered for the account of the Employee shall be reduced or limited, on a pro rata basis with the securities of all persons and entities other than the

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Company participating in the offering, to the extent required by such managing underwriter. Notwithstanding the foregoing, if, at any time after giving written notice of its intention to register Common Stock or other securities convertible into or exercisable for Common Stock and prior to the effectiveness of the registration statement filed in connection with such registration, the Company determines for any reason either not to effect such registration or to delay such registration, the Company, at its election, by delivery or written notice to the Employee, (i) in the case of a determination not to effect registration, may relieve itself of its obligations to register any Registrable Stock in connection with such registration, or (ii) in the case of determination to delay the registration, may delay the registration of such other shares of Common Stock or other securities convertible into or exercisable for Common Stock.

                    (b)        Notwithstanding anything to the contrary herein, if the Company registers shares of Common Stock or securities convertible into or exercisable for Common Stock under the Securities Act in an underwritten public offering and

                                  (i)         the Employee owns unregistered Registrable Stock at the time such underwritten public offering is registered under the Securities Act, the Employee shall agree to refrain from exercising the registration rights granted in this Article 6 with respect to such Registrable Stock for such period of time as the managing underwriter of such underwritten public offering deems reasonable; or

                                  (ii)         the Employee owns Registrable Stock which has been registered under the Securities Act pursuant to this Section 6.1 hereof prior to the time such underwritten public offering is registered under the Securities Act, the Employee shall agree that it will not sell, distribute, offer to sell, contract to sell, agree to sell, grant any option to purchase, or agree to offer, sell or otherwise transfer or dispose of (nor announce any offer, sale, grant of an option to purchase or otherwise dispose of), directly or indirectly, any such registered Registrable Stock for such period of time as the managing underwriter of such underwritten public offering deems reasonable.

                    (c)        Furnish Information. The Employee shall furnish to the Company such reasonable information regarding the Employee, the Registrable Stock, and the intended method of disposition of such securities as are required to effect the registration of Registrable Stock as to which the Employee has requested registration.

                    (d)        Expenses of Registration. All expenses incident to the Company’s performance of or compliance with this Article 6 including, without limitation, all registration and filing fees, fees and expenses of complying with state securities or blue sky laws, printing expenses and fees and disbursements of counsel for the Company and of independent public accountants (including the expense of any special audit), but excluding underwriting commissions and discounts and the fees and disbursements of counsel for the Employee, shall be borne by the Company. The Employee shall bear his own pro rata share (calculated according to the number of his shares as a fraction of the total number of shares covered by such registration statement) of all underwriting commissions and discounts incurred in connection with any offering of Registrable Stock with respect to a registration pursuant to this Article 6, as well as his expenses if he has counsel separate from counsel for the Company. The fees and expenses of complying with state blue sky laws shall be borne by the sellers of securities included in such

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registration if and to the extent that the appropriate administrative official of such state requires that such sellers (rather than the Company) pay such fees and expenses.

                    (e)        Indemnification and Contribution. In the event any shares of Registrable Stock are included in a registration statement under this Article 6:

                                  (i)         To the extent permitted by law, the Company shall indemnify, defend and hold harmless the Employee, any underwriter (as defined in the Securities Act), any other person or entity selling securities in such registration statement, and each director and officer of, and person, if any, who controls such underwriter or such other person or entity within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; provided, however, that the indemnity agreement contained in this subsection (i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by, or which results from the bad faith or gross negligence of, the Employee or any underwriter for the Employee.

                                  (ii)         To the extent permitted by law, the Employee shall indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other person or entity selling securities in such registration statement, and each director and officer of, and person, if any, who controls such underwriter or such other person or entity, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, or underwriter or controlling person, or such other person or entity or director, officer or controlling person may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs as a result of written information furnished by the Employee in his capacity as a shareholder of the Company (as distinguished from information provided by the Employee in his capacity as an officer or director of the Company) expressly for use in connection with such registration or results from the bad faith or gross negligence of the Employee; provided, however, that the Employee’s indemnification obligation hereunder shall be limited to an amount equal to the net proceeds received by the Employee pursuant to the registration of Registrable Securities hereunder; and further provided, that the indemnity agreement contained in this subsection shall not apply to amounts paid in settlement of any such loss, claim, damage, liability

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or action if such settlement is effected without the consent of the Employee, which consent shall not be unreasonably withheld.

                                  (iii)         Promptly after receipt by an indemnified party under this Section 6.1(e) of notice of the commencement of any action (including any governmental action), such indemnified party shall deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties. An indemnified party shall have the right to retain its own counsel, however, but the fees and expenses of such counsel shall be at the expense of the indemnified party; unless (x) the employment of such counsel has been specifically authorized in writing by the indemnifying party, (y) the indemnifying party has failed timely to assume the defense and employ counsel, or (z) the named parties to any such action (including any impleaded parties) include both the indemnified party and the indemnifying party, and the indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all indemnified parties). The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 6.1(e), but the omission so to deliver written notice to the indemnifying party shall not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6.1(e).

                                  (iv)         If the indemnification provided for in subsection (i) and (ii) of this Section 6.1(e) is unavailable or insufficient to hold harmless an indemnified party under such subsection in respect of any losses, claims, damages or liabilities or action in respect thereof or referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or actions in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and the Employee on the other, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or actions as well as any other relevant equitable considerations, including the failure to give the notice required under such subsections. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by the Company on the one hand, or the Employee, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Employee agree that it would not be just and equitable if contribution pursuant to this Section 6.1(e)(iv) were determined by pro rata allocation or by any other method of allocation which did not take account of the equitable considerations referred to above in this subsection. No person guilty of fraudulent misrepresentations (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.

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The obligations of the Company and the Employee under this Section 6.1(e) shall survive the completion of any offering of Registrable Stock in a registration statement under this Article 6.

ARTICLE 7

INVENTIONS, NON-DISCLOSURE

          7.1        Inventions. Subject to the provisions of Section 2870 of the California Labor Code, all processes, technologies and inventions (collectively, “Inventions”), including new contributions, improvements, discoveries, trademarks and trade names, conceived, developed, invented, made or found by the Employee, alone or with others, during the Term of his employment by the Company, whether or not patentable and whether or not conceived, developed, invented, made or found on the Company’s time or with the use of the Company’s facilities or materials, and which related to the business of the Company, shall be the property of the Company and shall be promptly and fully disclosed by the Employee to the Company. The Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents or instruments requested by the Company) to vest title to any such Invention in the Company and to enable the Company, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

          7.2       Non-Disclosure. The Employee, at any time during the Term and thereafter, shall not, directly or indirectly, use, disclose or furnish to any other person, firm or corporation except in the course of the proper performance of his duties hereunder (a) any information of a confidential nature relating to any process, technique or procedure of the Company; or (b) any information of a confidential nature obtained as a result of his current or future relationship with the Company, which information is not specifically a matter of public record; or (c) any other trade secrets of the Company; except that the Employee shall not be liable under the terms of this Section 6.2 for using, disclosing or furnishing any of the foregoing which: (1) are or become generally available to the public other than as a result of a disclosure in violation of this Agreement; or (2) are generally known in any industry in which the Company is or may become involved, or (3) are required to be disclosed by the Employee pursuant to law or the order of a court of competent jurisdiction, or other legal process or authority, it being understood, however, that the Employee shall provide the Company with prompt notice of the requirement for such disclosure as soon as practical after the Employee is notified thereof and prior to its disclosure thereof so as to enable the Company to challenge the order compelling such disclosure if the Company so desires. Promptly upon the expiration or termination of the Employee’s employment hereunder for any reason, the Employee shall surrender to the Company all documents, drawings, work papers, lists, memoranda, records and other data (including all copies) constituting or disclosing any of the foregoing information.

          7.3        Breach of Non-Disclosure Provision. In the event that the Employee shall breach Section 6.2 hereof, or in the event that any such breach is threatened by the Employee, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of Section 6.2. The Employee acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or

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proceeding is brought seeking injunctive relief, the Employee shall not use as a defense thereto that there is an adequate remedy at law.

          7.4         Reasonable Restrictions.   The parties acknowledge that (a) the agreements in this Article 6 are essential to protect the business and goodwill of the Company, and (b) the foregoing restrictions are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

ARTICLE 8

ARBITRATION

         To ensure the rapid and economical resolution of disputes that may arise in connection with the Employee’s employment with the Company, the Employee and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, the Employee’s employment, or the termination of such employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California conducted by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable rules of JAMS. The Employee acknowledges that by agreeing to this arbitration procedure, both the Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that the Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of those which would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either the Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

ARTICLE 9

MISCELLANEOUS

            9.1        Binding Effect.   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributes and successors; provided, that the obligations of the Employee under this Agreement shall not be delegable by him.

            9.2        Notices.   All notices and other communications hereunder and all legal process in regard hereto shall be validly given, made or served if in writing, when delivered personally (by courier service or otherwise), or when actually received when mailed by first-class certified or registered United States mail, postage-prepaid and return receipt requested, to the address of the

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party to receive such notice or other communication set forth below, or at such other address as any party hereto may from time to time advise the other party in writing:

         If to the Company:

Cypress Bioscience, Inc. 4350 Executive Square Drive, Suite 325 San Diego, CA 92121

Attention: Chairman of the Board of Directors

         If to the Employee:

Jay D. Kranzler, M.D., Ph.D. 7935 Via Capri La Jolla, CA 92037

            9.3           Severability.   If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

            9.4           Waiver.   No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid, unless in writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

            9.5           Entire Agreement.   This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and the Employee, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement, including but not limited to the Employee’s Employment Agreement dated December 28, 1995 and various amendments to the Employment Agreement dated July 19, 1996, July 1, 2000 and January 30, 2001. No representation, warranty, undertaking or covenant is made by either party hereto except as provided herein and any representations, warranties undertakings or covenants not set forth herein are specifically disclaimed. This Agreement does not constitute a commitment of the Company with regard to the Employee’s employment, express or implied, other than to the extent expressly provided for herein.

            9.6           Amendment.   No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.

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            9.7           Authority.   The parties each represent and warrant that they have the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

            9.8           Titles.   The titles of the Articles and Sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

            9.9           Applicable Law.   This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to principals relating to the conflicts of law.

            9.10         Expenses.   The Company shall pay all costs and expenses, including reasonable attorneys fees, incurred by the Employee with respect to the negotiation, drafting and execution of this Agreement.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CYPRESS BIOSCIENCE, INC.

By:	/s/ SABRINA MARTUCCI JOHNSON

Its:	CFO and Vice President

/s/ JAY D. KRANZLER

Jay D. Kranzler, M.D., Ph.D.

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